Exhibit 99.1

Green Energy Management Services, Inc., a Provider of Energy Saving Technology, Completes Reverse Merger with CDSS Wind Down Inc., a Publicly Traded Company

Dallas, Texas, August 23, 2010 (BUSINESS WIRE) -- Green Energy Management Services, Inc. (“GEM”), a provider of proprietary environmentally friendly, energy saving technologies for municipalities, building owners and large-scale power consumers, announced today that it has completed its previously announced reverse merger with CDSS Wind Down Inc. ("CDSS") (OTCBB: CWDW). Pursuant to the merger, GEM became a wholly owned subsidiary and sole operating entity of CDSS and CDSS will be changing its name to Green Energy Management Services Holdings, Inc. In connection with the transaction, prior to the merger, CDSS affected a 1-for-3 reverse stock split.

As a result of the merger, former shareholders of GEM were issued shares of CDSS’ common stock in exchange for their shares of GEM and own approximately 80% of the public company, with CDSS' shareholders owning the balance. In addition, as a result of the merger, Michael Samuel, the Chief Executive Officer of GEM, was appointed as Chairman, President, Chief Executive Officer and a director of CDSS, Robert Weinstein, the Chief Financial Officer of GEM, was appointed as the Chief Financial Officer of CDSS, William D’Angelo, a director of GEM, was appointed as a director of CDSS, and all of CDSS’ officers and directors prior to the merger resigned from all of their positions held with CDSS.

"We are excited to have completed the process to become public," said Michael Samuel, Chief Executive Officer of GEM. "We are seeing strong interest from public and private entities looking to reduce their cost of energy and energy management. This interest is leading to promising opportunities for GEM to provide both the technology and management expertise that will result in its customers dramatically lowering their energy costs."

About Green Energy Management Services, Inc.

Based in the Northeast, GEM is a full service, national energy management company. GEM provides its clients all forms of energy efficiency solutions mainly based in two functional areas: energy efficient lighting upgrades and renewable energy generation. GEM is primarily involved in the distribution of energy efficient light induction units (the “Units”) to end users who utilize substantial quantities of electricity.  It maintains business operations on a nationwide basis, distributing products and services to municipal and commercial customers. Industry participants focus on assisting clients to effectively maximize their energy efficiency potential and couple that with maximizing their renewable energy potential.

GEM provides energy-saving technologies under long-term, fixed-price contracts. GEM provides and installs, on a turnkey basis technology which should reduce, by between 50-70%, their monthly electric costs. GEM captures a significant portion of this benefit over the life of the contract, in exchange for providing the equipment, management and technical expertise.

Addressing the energy efficiency arena, GEM concentrates its marketing efforts within geographic regions exhibiting higher than average per kilowatt hour utility rates and having energy customers who consume higher than average quantities of energy. GEM then develops an energy efficiency/energy management program which, potentially, provides end-users alternatives to decrease their energy consumption. Additionally, in many instances, GEM assumes the management and maintenance of its clients’ lighting needs which affords its clients greater labor efficiencies.

Within the renewable energy generation space, GEM’s operating team provides a comprehensive analysis of clients’ geographic location-related energy demographics to develop an energy plan which targets generating investment returns and best renewable resource solution for its clients. Currently, GEM has determined that solar voltaics are the most desirable of the renewable energy solutions and focuses its attention primarily in this area. As technologies change and become affordable, GEM is poised to begin wide-scale implementation of other forms of renewable technologies as well.

Additional information on GEM may be found at www.gempowered.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain “forward-looking statements” relating to the business of CDSS and GEM (collectively, the “Company”), which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise, and which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.The results anticipated by any or all of these forward-looking statements may not occur. In addition, these statements reflect management’s current views with respect to future events and are subject to numerous risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in or implied by these forward-looking statements. Factors that could affect those results include, but are not limited to, those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as the Company's subsequent reports on Form 10-Q and Form 8-K and Information Statement on Schedule 14C, which have been or will be filed with the Securities and Exchange Commission (the “SEC”) and the following: (1) the outcome of any legal proceedings that may be instituted against the Company or others following the merger; (2) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the transactions; (3) the ability to recognize the perceived benefits of the merger transaction; (4) the amount of the costs, fees, expenses and charges related to the merger transaction; and (5) the matters disclosed in the "Risk Factors" sections of the most recent SEC filings by the Company. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict. The Company undertakes no obligation and expressly disclaim any obligation, to revise or publicly update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations:

Green Energy Management Services, Inc.
Robert Weinstein
Chief Financial Officer
201.530.1200
Robert@gempowered.com

CEOcast
Michael Wachs
212.732.4300
mwachs@ceocast.com